AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 6, 2006,
                        REGISTRATION NO. _______________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BonusAmerica Worldwide Corp.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                Nevada 58-2033795
--------------------------------------------------------------------------------
                  (State or other jurisdiction of (IRS Employer
               incorporation or organization) Identification No.)

             834 S. Broadway, 5th FL., Los Angeles, California 90014
          (Address of Principal Executive Offices, including ZIP Code)
 -------------------------------------------------------------------------------

              2005 Non-Qualified Incentive Stock Compensation Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)

--------------------------------------------------------------------------------
                     (Name and address of agent for service)

--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                 With a copy to:

                         CALCULATION OF REGISTRATION FEE

                                  Amount of                 Maximum              Maximum                  Amount of
Title of Securities                Shares                  Offering              Aggregate              Registration
to be Registered             to be Registered            Price Per Share       Offering Price                Fee
-----------------            -----------------           ----------------      --------------           --------------
$.001 par value                 10,000,000                $         .07         $ 700,000                $74.90
common stock
TOTALS                          10,000,000                $         .07         $ 700,000                $74.90


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the National Association of Securities Dealers Over-The-Counter Electronic Bulletin Board System as of January 4, 2006, a date within five business days prior to the filing of this Registration Statement.

                                   PROSPECTUS

                          BONUSAMERICA WORLDWIDE CORP.
                        10,000,000 Shares Of Common Stock

This Prospectus ("Prospectus") relates to the offer and sale by BonusAmerica Worldwide Corp., a Nevada corporation "BAWC"), of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "Plan Participants") pursuant to written agreements and the 2005 Non-Qualified Incentive Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan and written agreements, BAWC is registering hereunder 10,000,000 shares of common stock, of which all may be shares of common stock underlying options to purchase common stock granted prior to or subsequent to the effective date hereof.

The common stock issued pursuant to this Stock Plan shall not be subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of BAWC, within the meaning of the Securities Act of 1933 (the "Act"), may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. BAWC is registering 10,000,000 shares pursuant to the Stock Plan. Any shares issued to a person who is an affiliate will direct such person to comply with the resale restrictions applicable to affiliates. An affiliate is summarily, any director, executive officer or controlling shareholder of BAWC or any one of its subsidiaries. An "affiliate" of BAWC is subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of BAWC in the future, (s)he would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the National Association of Securities Dealers Over The Counter Bulletin Board under the symbol "BAWC". On November 18, 2005, the closing bid price for the common stock was $.0.07 per share.

These Securities Have Not Been Approved or Disapproved By The Securities and Exchange Commission (the "Commission") nor has the Commission passed upon the accuracy or adequacy of this Prospectus. Any Representation to the contrary is a Criminal Offense.

The date of this Prospectus is January 6, 2006.

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the Commission under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either this Registration Statement or other filings by BAWC with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to BonusAmerica Worldwide Corp. 834 S. Broadway, 5th FL., Los Angeles, California 90014, telephone number 1-213-243-1505.

BAWC is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by BAWC under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F. Street, NE, Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by BAWC. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale of securities made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of BAWC since the date hereof.

                                TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus.

Item 1. The Plan Information

Item 2. Registrant Information and Employee Plan Annual Information.

Item3.  Information Required in the Registration Statement

Item 4. Incorporation of Documents by Reference

Item 5. Description of Securities

Item65. Interests of Named Experts and Counsel

Item76. Indemnification of Officers, Directors, Employees and Agents; Insurance

Item87. Exemption from Registration Claimed

Item98. Exhibits

Item10. Undertakings

Signatures

Exhibit Index

                                     PART 1

                    INFORMATION REQUIRED IN THE SECTION 10(a)

                                   PROSPECTUS

ITEM 1.  THE PLAN INFORMATION.

The Company

BonusAmerica Worldwide Corp. ("BAWC") has its principal executive offices at 834
S. Broadway, 5th FL., Los Angeles, California 90014, telephone number 1-213-243-1505.

Purpose

BAWC will issue common stock, or options to purchase shares of BAWC's common stock to individuals who provide services to BAWC, employees, officers, directors, professional advisors or consultants, or under any other written agreement with BAWC (collectively, "Plan Participants") under the Stock Plan pursuant to such written agreements which have been approved by the Board of Directors of BAWC. The Stock Plan is intended to provide a method whereby BAWC as compensation and as an inducement to those individuals certified and qualifying to receive shares under the Stock Plan, thereby advancing the interests of BAWC and all of its shareholders. A copy of the Stock Plan is being filed as an Exhibit to this Registration Statement. The written agreements with each Plan Participant covering stock and/or stock options are maintained at the executive offices of BAWC.

Common Stock

The Board has authorized the issuance of up to 10,000,000 shares of common stock to the Plan Participants, either as direct compensation or pursuant to stock options granted by BAWC ("Options"), to remain involved in BAWC's growth, upon effectiveness of this Registration Statement.

The Plan Participants

The Plan Participants shall consist solely of those who have provided their expertise, advice and other services to BAWC for the purposes set forth in written agreements with BAWC.

No Restrictions on Transfer

The Plan Participants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Plan Participants

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The Plan Participants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Plan Participants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Plan Participants receive shares of common stock pursuant to the exercise of an Option at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The Plan Participants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax-deductible expense by BAWC for federal income tax purposes in the taxable year of BAWC during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of BAWC acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to BAWC. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. BAWC has agreed that for the purpose of any "profit" computation under Section 16(b) of the Exchange Act, the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents incorporated by reference in Item 3 of Part II of the Form S-8, and any other documents required to be delivered pursuant to Rule 428(b), promulgated under the Securities Act, are available from BAWC, without charge, upon written or oral request. Requests for documents should be directed to BonusAmerica Worldwide Corp. at 834 S. Broadway, 5th FL., Los Angeles, California 90014, telephone number 1-213243-1505.

The documents incorporated by reference in Item 3 of Part II of the Form S-8 are also incorporated in this Prospectus by reference thereto.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by BAWC are incorporated herein by reference:

(a) BAWC's latest Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Commission;

(b) The reports of BAWC filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, since the fiscal year ended December 31, 2004;

(c) The description of BAWC's common stock contained in BAWC's prior Registration Statements, including any amendment or report filed for the purpose of updating such description; and

(d) All other documents filed by BAWC after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Fletcher Robbe, Esq. has rendered an opinion on the validity of the securities being registered in connection with this offering. Fletcher Robbe, Esq. is the managing partner of F. Robbe International Attorneys at Law and, as of the date hereof, has not received any shares or options to purchase shares of common stock of BAWC.

The financial statements of BAWC are incorporated by reference in this Prospectus as of and for the years ended December 31, 2004, have been audited by Clancy and Co., P.L.L.C., independent certified public accountants, and such reports are incorporated herein by reference in reliance upon the authority of said firm as experts in auditing and accounting.

ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
         INSURANCE.

Under Nevada law, BAWC may indemnify any person, including officers and directors, who were acting at the corporation's request, including certain securities law violations. A true and correct copy of Section 145 of the Nevada General Corporation Law that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

In addition, BAWC 's Articles of Incorporation and Bylaws provide that a director of BAWC shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law.

The effect of these provisions may be to eliminate the rights of BAWC and its stockholders (through stockholders' derivative suit on behalf of BAWC) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in the preceding paragraph.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

(a) The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.                   Title
-----------                   -----

5.1           Legal opinion of F. Robbe International Attorneys at Law

10.1          2005 Non-Qualified Incentive Stock Compensation Plan

23.1          Consent of F. Robbe International Attorneys at Law

23.2 Consent of Clancy and Co., P.L.L.C., Independent Registered Public Accounting Firm

23.3 Consent of McKennon, Wilson & Morgan LLP, Independent Registered Public Accounting Firm

99.1          Nevada Law Regarding Indemnification

ITEM 9.  UNDERTAKINGS.

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

           (i) include any Prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) reflect in this Prospectus, or any amendments hereto, any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by BAWC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

           (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act or the Exchange Act and will be governed by the final adjudication of such issue.

           The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of BAWC's annual report pursuant to Section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Pursuant to the requirements of the Securities Act of 1933, BAWC certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in Los Angeles, State of California, on January 6, 2005.

                                        BONUSAMERICA WORLDWIDE CORP.
                                               (Registrant)

                                        ------------------------------------
                                        Michael Mak
                                        President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                                           Title                          Date
----------                                           -----                          ----

/s/ Michael Mak                                     President & Director        January 6, 2006
------------------------------------------
Michael Mak


/s/ John Leper                                      Director                    January 6, 2006
------------------------------------------
John Leper